                                                                 EXHIBIT (c)(3)



                           VOTING AND TENDER AGREEMENT

                  VOTING AND TENDER AGREEMENT, dated as of May 29, 1997 (this "Agreement"), between INTEGRATED HEALTH SERVICES, INC. (the "Stockholder"), and WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership ("Parent"), and SLC ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary").

                  WHEREAS, Integrated Living Communities, Inc., a Delaware corporation (the "Company"), Parent and Merger Subsidiary propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, among other things, an offer to purchase by Merger Subsidiary all of the outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") followed by the merger of Merger Subsidiary with the Company (the "Merger");

                  WHEREAS, as of the date hereof, the Stockholder owns 2,497,900 shares of Company Common Stock; and

                  WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Stockholder agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to (a) all the shares of Company Common Stock now owned and which may hereafter be acquired by the Stockholder (the "Shares") and (b) certain other matters as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                  Section 1.1 Tender Agreement. (a) The Stockholder shall tender for sale to Merger Subsidiary, pursuant to the terms of the Offer (as such term is described in the Merger Agreement), the Stockholder's Shares then owned of record or beneficially by the Stockholder and (b) except as provided in clause
(a) above, during the time this Agreement is in effect, the Stockholder shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or by agreement or otherwise), any Shares, or any right, title or interest therein or thereto.

                  Section 1.2 Voting Agreement. The Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

                  Section 1.3 Acknowledgment. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                    ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  The Stockholder hereby represents and warrants to Parent as follows:

                  Section 2.1 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

                  Section 2.2 No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the organizational documents of the Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which the Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, except, in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental body, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

                  Section 2.3 Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 2,497,900 shares of Company Common Stock. Such Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholder and the Stockholder owns no other rights or interests exercisable for or convertible into any securities of the Company. The Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                  Section 2.4 Indemnification Agreement. That certain Indemnification Agreement between the Stockholder and the Company dated as of August 15, 1996 is, and at the Effective Time (as such term is defined in the Merger Agreement) will be, valid and binding and in full force and effect and enforceable against the Stockholder in accordance with its terms.

                  Section 2.5 Offer Price. To the best knowledge of the Stockholder, the price per share of Company Common Stock to be paid by Parent pursuant to the Offer and the Merger exceeds the price per share of Company Common Stock offered to be paid by any of the other participants in the auction conducted by the Company with the assistance of Smith Barney Inc. pursuant to the letter attached hereto as Schedule 2.5.

                                    ARTICLE 3

                          COVENANTS OF THE STOCKHOLDER

                  Section 3.1 No Inconsistent Agreement. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger Agreement, the Stockholder shall not enter into any agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

                  Section 3.2 No Encumbrances. The Stockholder hereby covenants and agrees that the Stockholder shall not by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusals, agreements, or limitations on the Stockholder's voting rights, to attach to the Shares to be tendered to the Merger Subsidiary pursuant to Section 1.1 hereof.

                  Section 3.3 Certain Additional Agreements of the Stockholder.

                  (a) Effective at the Effective Time of the Merger, the Stockholder shall be deemed to have irrevocably waived (x) the provisions of
Article XVI of each of the Litchfield Subleases, to the extent such provisions provide for the termination of the Litchfield Subleases in the event the Stockholder purchases the Litchfield Properties (as defined in Section 5.7) pursuant to the Purchase Option Agreements (as defined in each of the Litchfield Subleases) and (y) the provisions of the second sentence of Section 10.4 of each of the Litchfield Subleases. In the event that the Stockholder purchases a Litchfield Property pursuant to a Purchase Option Agreement and the Company has not exercised any of the rights provided for in clauses (A), (B) and (C) below, the applicable Litchfield Sublease (including all renewal options contained therein) shall continue in full force and effect, provided that such Litchfield Sublease shall be modified (i) to provide that it is superior to (or that the lessee thereunder is entitled to a non-disturbance agreement reasonably satisfactory to the lessee from) any mortgagee of such Litchfield Property and
(iii) in such other respects as shall be reasonably necessary to reflect the fact that such Litchfield Sublease is no longer subject to any Litchfield Overlease (as defined in Section 5.7) and that the current financing on the Litchfield Properties is no longer in effect. In addition, effective at the Effective Date of the Merger, the Stockholder shall be deemed to have granted to the Company the following rights:

                           (A) the right, in the event the Stockholder elects to
purchase any Litchfield Property pursuant to a Purchase Option Agreement, to purchase such Litchfield Property from the Stockholder (or to require that the Stockholder designate the Company as the direct purchaser of such Litchfield Property) (i) for the price payable by Stockholder for such Litchfield Property under the terms of the Purchase Option Agreement (without taking into account any credit to which the Stockholder is entitled against such purchase price except by reason of amounts expended by the

Company for capital improvements (the "Capital Improvement Credit") (as such reductions are provided for in the applicable Purchase Option Agreement) but without credit for any other deposits for which the Stockholder may have received a credit when it acquired such Litchfield Property), and (ii) otherwise on terms generally consistent with those set forth in the Purchase Option Agreements;

                           (B) in the event the Stockholder elects not to
exercise the next available renewal option under a Litchfield Overlease, or during any renewal term under a Litchfield Overlease, to require the Stockholder to exercise the Option (as defined in each of the Purchase Option Agreements) as to the applicable Litchfield Property and thereafter to purchase such Litchfield Property pursuant to the Option at the time designated by the Company (upon which purchase the Company and the Stockholder shall have the respective rights set forth in clause (A) hereof); and

                           (C) in the event the Stockholder elects not to
exercise the next available renewal option under a Litchfield Overlease, or during any renewal term under a Litchfield Overlease, to require the Stockholder to assign the applicable Option to the Company or its designee(s) for no consideration (in which case the Stockholder shall promptly assign such Option to the Company or its designee pursuant to an instrument reasonably satisfactory to the Company).

If the Company exercises its rights under clause (C), then, at the time it acquires the Litchfield Property, the Company shall pay to the Stockholder the amount of any credit it received against the purchase price for such Litchfield Property on account of deposits made with respect to such Litchfield Property (other than the Capital Improvement Credit).

The foregoing provisions of this Section 3.3(a) shall be deemed to be automatic and self-operative at the Effective Time of the Merger, and the right to purchase (or be designated as the purchaser of) the Litchfield Properties, or to receive an assignment of the Options with respect thereto, provided for herein shall be deemed a present grant of an option; provided, however, that at any time at or after the Effective Time of the Merger, the Stockholder shall execute and deliver such separate documents confirming the waiver and options provided for in this Section as the Company shall reasonably request, each in form reasonably satisfactory to the Company, and take such other actions as the Company shall reasonably request to give effect to this Section 3.3 (including the execution and delivery of a formal amendment to the Litchfield Sublease giving effect to the provisions of Section 3.3(e) below).

For purposes of this Section 3.3(a) and the other clauses of this Section 3.3 relating to the Litchfield Properties, (i) the term "Stockholder" shall include those affiliates of the Stockholder named herein which are lessors under the Litchfield Subleases, and (ii) the term "Company" shall include those affiliates of the Company named herein which are lessees under the Litchfield Subleases.

If the Stockholder intends to exercise the Option with respect to a Litchfield Property, it shall so certify by notice to the Company, and the Company shall have the right, exercisable within 30 days after such notice, to exercise its rights under clauses (A), (B) and (C) above.

In the event a Litchfield Property is purchased by the Company or its designee as provided in this Section 3.3(a), the applicable Litchfield Overlease shall terminate upon such purchase.

                  (b) The Stockholder agrees, effective as of the Effective Time of the Merger, that it shall give advance notice to the Company if it does not intend to exercise its renewal option under a Litchfield Overlease. Such notice shall be given at least thirty (30) days prior to the last day on which the Option may be exercised with respect to the applicable Litchfield Property. The Company shall thereupon have the right, exercisable within such thirty-day period, to exercise its rights under clauses (A), (B) and (C) above. If the Stockholder fails to give such notice, it shall be required, if the Company timely exercises its renewal options under the applicable Litchfield Sublease, to timely exercise the corresponding renewal options under such Litchfield Overlease.

                  (c)(i) The Stockholder has delivered to the Company, or shall promptly hereafter deliver to the Company at its request, true, correct and complete copies of all Litchfield Overleases (as defined in Section 5.7 hereof) and all material documents entered into by the Stockholder on any affiliate thereof in connection therewith, including all amendments and modifications (all of the foregoing, the "Litchfield Overlease Documents") and true, correct and complete copies of all loan agreements, mortgages, deeds of trust and other material loan documents in the Stockholder's possession relating to the Litchfield Properties, including all amendments and modifications (all of the foregoing, the "Litchfield Loan Documents"), (ii) each Litchfield Overlease Document and, to the best of the Stockholder's knowledge, each Litchfield Loan Document is in full force and effect and (iii) to the best of the Stockholder's knowledge, no monetary default or material non-monetary default (including, in either case, a default covering by reason of a cross-default with another document) exists on the part of any party under any Litchfield Overlease Document or Litchfield Loan Document.

                  (d) From and after the Effective Time of the Merger, the Stockholder shall pay, as and when due, all interest, principal, fees and any other amounts (collectively, the "Loan Payments") due under the promissory note in favor of Lincoln National Bank with respect to the Treemont facility in Dallas, Texas (the "Treemont Note"), the mortgage securing the Treemont Note (the "Treemont Mortgage") and any other related documentation (collectively, the "Treemont Loan Documents") and perform all of its other obligations under the Treemont Loan Documents. Upon the maturity date of the Treemont Note (or the date of the prepayment thereof in full), the Stockholder shall cause the release of the Treemont Mortgage and the termination of the other Treemont Loan Documents. The

Stockholder agrees, within 20 days after request by the Company (or such longer period of time as may be required under the Treemont Loan Documents), to prepay the Treemont Note in full, provided that in the event of any such request the Company shall pay the prepayment penalty, if any, required under the Treemont Loan Documents.

                  (e) Effective as of the Effective Time of the Merger, the following amendments shall be deemed made to each of the Litchfield Subleases:

                           (A) Exhibit D to each of the Litchfield Subleases
shall be deemed modified as provided in Schedule 1 annexed hereto, with such additional changes as are appropriate to reflect the fact that the Litchfield Subleases cover only two properties and that the Company is not a party to any documents relating to the Litchfield Properties (including the Loan Documents) except the Litchfield Subleases.

                           (B) The annual Rent (as defined in the Litchfield
Subleases) payable under each Litchfield Sublease shall be deemed modified to be the Rent payable thereunder on the date hereof (which Rent is $1,244,652 with respect to the Litchfield Property located in Bradenton, Florida and $478,044 with respect to the Litchfield Property located in Colorado Springs, Colorado), but subject to escalation on the terms provided in Section 3.3 of the applicable Litchfield Overlease and plus any "Renewal Rent" payable under the applicable Litchfield Overlease; and

                           (C) Section 6.7 shall be deemed amended to require
compliance with obligations in connection with a Loan Refinance (as defined in each Litchfield Sublease) only to the extent such obligations are non-monetary in nature and are not materially more burdensome to the Company than the terms of the Sublease. Subject to the foregoing, the Company acknowledges that the Stockholder intends to cause a Loan Refinance and agrees to provide reasonable cooperation (including the provision of such information and the execution and delivery of such certificates and documents as the Stockholder shall reasonably request) in order to accomplish such Loan Refinance.

Notwithstanding anything to the contrary contained herein, to the extent that consents of the lessor under the Litchfield Overleases ("Litchfield") and the mortgagee of the Litchfield Properties (the "Mortgagee") are not obtained with respect to the amendments provided for herein or the provisions of the first sentence of Section 3.3(a), then, subject to the terms of the Litchfield Overlease Documents and the Litchfield Loan Documents, each of the Company and the Stockholder shall take such actions, including making payments to the other in the event of any increase in rental resulting from a Loan Refinance, as are necessary to put each other in the economic position it would have been in had such consents been obtained. The Company and the Stockholder shall use commercially reasonable efforts to obtain all such consents.

                  (f) Effective as of the Effective Time of the Merger, the Stockholder agrees that it shall not take any action against the Company or the

Litchfield Properties, or exercise any other right or remedy, take any other action, or withhold any right or benefit to which the Company would otherwise be entitled, by reason of the occurrence of an Event of Default under Section 11.1(l) of the Litchfield Sublease not caused by the breach by the Company of any provision of either Litchfield Sublease.

                  (g) The Stockholder shall enter into such additional agreements as the Company shall reasonably request in order to effectuate and preserve the Company's right to the use and occupancy of the Litchfield Properties under the Litchfield Subleases, and the right to acquire the Litchfield Properties (or to require the Stockholder to acquire the Litchfield Properties) pursuant to the Purchase Options, and to ensure that the Company shall have no responsibilities with respect to the Litchfield Properties other than as set forth in the Litchfield Subleases and this Agreement.

                  (h) Following the consummation of the Merger, the Company (which term, for purposes of this Section 3.3(h), shall mean Integrated Living Communities, Inc.) or any other direct or indirect parent company of the lessee under each Litchfield Sublease shall maintain a net worth, determined in accordance with generally accepted accounting principals, of no less than $20 million dollars. Failure to maintain such net worth shall be deemed a default under the Litchfield Subleases.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Each of Parent and Merger Subsidiary has full right, power and authority to enter into and perform this Agreement and this Agreement has been duly authorized, executed and delivered by each of Parent and Merger Subsidiary and is a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

                                    ARTICLE 5

                                  MISCELLANEOUS

                  Section 5.1 Termination. This Agreement shall terminate upon the termination of the Merger Agreement except that the representations and warranties contained herein shall survive the termination hereof.

                  Section 5.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 5.3 Entire Agreement. This Agreement constitutes the entire agreement between Parent and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Stockholder with respect to the subject matter hereof.

                  Section 5.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

                  Section 5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  Section 5.7 Indemnification. (a) The Stockholder shall indemnify and hold harmless each of the Company, Parent and Merger Subsidiary and their respective directors, officers, employees, affiliates, successors and assigns (each, an "Indemnified Person") from and against any and all losses, lawsuits, liabilities (including, without limitation, liability arising under principles of strict or joint and several liability), damages (including, without limitation, such amounts as constitute punitive damages), deficiencies, demands, claims (including, without limitation, demands, allegations, orders or other actions by governmental agencies or other third parties), actions, judgments or causes of action, assessments, costs, all amounts paid in investigation, defense or settlement of any of the foregoing and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements incurred by the Indemnified Party in any action or proceeding between the Stockholder and the Indemnified Party or between the Indemnified Party and any third party or otherwise and all damages arising out of the loss of the use, enjoyment or occupancy of any real or personal property) suffered or incurred by such Indemnified Person based upon, arising out of or otherwise in connection with

                           (i) any inaccuracy in, or any breach of, any
representation, warranty, covenant or agreement of the Stockholder; or

                           (ii)(A) the default of the Stockholder or any of its
subsidiaries or affiliates or any of their respective successors or assigns (in each case, an "IHS Person") as lessee under, or guarantor of, any of the Litchfield Overleases (as hereinafter defined) or under any document relating to any Litchfield Overlease (including, without limitation, any "Affiliate Lease," as defined in each of the Litchfield Overleases) or (B) the default of the owner of any Litchfield Property (as hereinafter defined) under any mortgage or deed of trust affecting such Litchfield Property (including, without limitation, a default arising by reason of a cross default with another document); provided that the foregoing indemnity shall not apply with respect to any default which arises by reason of a breach by the Company or any other Indemnified Person of any provision contained in a Litchfield Sublease (as hereinafter defined);

                           (iii) any failure of the Stockholder to make all Loan
Payments as required under Section 3.3(d) hereof;

                           (iv) any other default under the Treemont Loan
Documents or the Treemont Mortgage (other than a default arising by reason of the actions of the Parent (or its subsidiary) as owner of the Treemont assisted living facility;

                           (v) any failure of the Stockholder to cause the
release of the Treemont Mortgage or termination of the Treemont Loan Documentation, as necessary, as provided for in Section 3.3 hereof;

                  As used herein, the term "Litchfield Overlease" means any of those certain leases between Litchfield, as lessor, and one or more affiliates of the Stockholder, as lessees, pursuant to which such affiliates lease properties in Bradenton, Florida and Colorado Springs, Colorado (in each case, a "Litchfield Property").

                  (b) The indemnity set forth in clause (ii) of Section 5.7(a) shall become effective at the Effective Time of the Merger and shall survive the consummation of the Merger but shall automatically terminate as to any Litchfield Overlease upon the delivery to the Company of non-disturbance agreements, in recordable form and otherwise reasonably satisfactory in form and substance to the Company, pursuant to which the lessor under such Litchfield Overlease, and the mortgagee (or its equivalent) of the property covered by such Litchfield Overlease, agree that the Company's (or other applicable Indemnified Person's) use, occupancy and enjoyment of such property under its sublease thereof (in each case, a "Litchfield Sublease") will not be disturbed notwithstanding the occurrence of a default of the type hereinabove described. The Stockholder agrees to use its best efforts to obtain such non-disturbance agreements with respect to each Litchfield Lease.

                  Section 5.8 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Stockholder, Parent and Merger Subsidiary have caused this Agreement to be duly executed on the date hereof.


                           INTEGRATED HEALTH SERVICES, INC.


                         By:      /s/ Marshall A. Elkins
                            ---------------------------------------------------
                            Name:  Marshall A. Elkins
                            Title: Executive Vice President and General Counsel


                         WHITEHALL STREET REAL ESTATE
                         LIMITED PARTNERSHIP VII

                         By: WH Advisors, L.P. VII, its General Partner

                             By: WH Advisors, Inc. VII, its General Partner

                                 By: /s/ Michael K. Klingher
                                     ------------------------------------------
                                     Name:  Michael K. Klingher
                                     Title: Vice President


                              SLC ACQUISITION CORP.



                         By:  /s/Michael K. Klingher
                              -------------------------------------------------
                              Name:  Michael K. Klingher
                              Title: Vice President


ACCEPTED AND AGREED AS TO SECTION 3.3 ONLY AS OF THE DATE FIRST ABOVE WRITTEN:

INTEGRATED HEALTH SERVICES OF LESTER, INC.


By:  /s/ Marshall A. Elkins
     ---------------------------------------------------
     Name:  Marshall A. Elkins
     Title: Executive Vice President and General Counsel